UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2014 (June 23, 2014)

MEMORIAL RESOURCE DEVELOPMENT CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36490	46-4710769
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2100 Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 588-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On June 25, 2014, Memorial Resource Development Corp., a Delaware corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”), by and among the Company, the subsidiary guarantors named therein (the “Guarantors”), and Citigroup Global Markets Inc., as representative of the several initial purchasers listed therein (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell to the Initial Purchasers $600,000,000 in aggregate principal amount of the Company’s 5.875% senior notes due 2022 (the “Notes”). The Notes will be sold to the Initial Purchasers at par, and the sale will result in net proceeds (after deducting the Initial Purchasers’ discounts and commissions and estimated offering expenses) to the Company of approximately $586.0 million. The Company intends to use the net proceeds to repay a portion of the borrowings outstanding under the Company’s revolving credit facility. The closing of the issuance and sale of the Notes is expected to occur on or about July 10, 2014, subject to customary closing conditions.

The Notes will be issued and sold to the Initial Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Initial Purchasers intend to resell the Notes to qualified institutional buyers inside the United States in reliance on Rule 144A of the Securities Act and to persons outside the United States under Regulation S of the Securities Act. The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Purchase Agreement contains customary representations, warranties and agreements of the parties and customary conditions to closing, obligations of the parties and termination provisions. The Company and the Guarantors have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of those liabilities. The Company and the Guarantors also agreed to enter into a registration rights agreement with the holders of the Notes.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Relationships

Certain of the Initial Purchasers or their affiliates perform and have performed commercial and investment banking and advisory services for the Company from time to time for which they receive and have received customary fees and reimbursement of expenses. In particular, certain of the Initial Purchasers or their affiliates participated as underwriters in the Company’s initial public offering of its common stock and received customary fees for such service. In addition, affiliates of certain of the Initial Purchasers are lenders under the Company’s revolving credit facility and therefore may receive their pro rata share of any proceeds from the sale of the Notes that are used to repay borrowings under the Company’s revolving credit facility. The Initial Purchasers may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they will receive customary fees and reimbursement of expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01. Other Events.

On June 23, 2014, the Company issued a press release announcing that, subject to market conditions, the Company intended to offer senior unsecured notes due 2022 in a private offering to eligible purchasers. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

On June 25, 2014, the Company issued a press release announcing that it had priced its private placement of the Notes. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated in this Item 8.01 by reference.

The press releases shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Purchase Agreement, dated as of June 25, 2014, by and among Memorial Resource Development Corp., the subsidiary guarantors named therein and Citigroup Global Markets Inc., as representative of the initial purchasers named therein

99.1	Press release dated June 23, 2014

99.2	Press release dated June 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEMORIAL RESOURCE DEVELOPMENT CORP.

Date: June 26, 2014	By:	/s/ Kyle N. Roane
Kyle N. Roane
Vice President, General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase Agreement, dated as of June 25, 2014, by and among Memorial Resource Development Corp., the subsidiary guarantors named therein and Citigroup Global Markets Inc., as representative of the initial purchasers named therein

99.1	Press release dated June 23, 2014

99.2	Press release dated June 25, 2014